EXHIBIT 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

RELIANT PHARMACEUTICALS, INC.

Reliant Pharmaceuticals, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (as amended, the “General Corporation Law”), hereby certifies as follows:

1.                                       That this corporation was originally incorporated on April 1, 2004 under the name Reliant Pharmaceuticals, Inc.

2.                                       Pursuant to Sections 242 and 245 of the General Corporation Law, this Amended and Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Certificate of Incorporation of this corporation.

3.                                       The text of the Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

ARTICLE I

NAME

The name of the corporation is Reliant Pharmaceuticals, Inc. (hereinafter, the “Corporation”).

ARTICLE II

REGISTERED OFFICE

The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware, 19808. The name of its registered agent at such address is the Corporation Service Company.

ARTICLE III

CORPORATE PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

ARTICLE IV

CAPITAL STOCK

(a)                                  Authorized Shares. The total number of shares of capital stock which the Corporation has the authority to issue is 470,000,000 shares, consisting of:

(i)                  400,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”); and

(ii)               70,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”).

Notwithstanding the provisions of Section 242(b)(2) of the General Corporation Law (or any successor provision thereto), the number of authorized shares of Preferred Stock and Common Stock may, without a class or series vote, be increased or decreased (but not below the number of shares thereof then outstanding) from time to time by the affirmative vote of the holders of a majority in voting power of the outstanding shares of the Corporation’s stock entitled to vote, voting together as a single class.

(b)                                 Preferred Stock. The Board of Directors is hereby expressly authorized, subject to limitations prescribed by law, to provide by resolution or resolutions for the issuance of the shares of Preferred Stock in one or more series and, by filing a certificate of designation pursuant to the General Corporation Law setting forth a copy of such resolution or resolutions, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers (including voting powers, if any), preferences, and rights of the shares of each such series and the qualifications, limitations, and restrictions thereof. The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following:

(i)                  the number of shares constituting such series and the distinctive designation of that series;

(ii)               the dividend rate, if any, on the shares of such series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(iii)            whether such series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(iv)           whether such series shall have conversion privileges and, if so, the terms and conditions of conversion, including provision for adjustment of the conversion rate upon such events as the Board of Directors shall determine;

(v)              whether or not the shares of such series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(vi)           whether such series shall have a sinking fund for the redemption or purchase of shares of the series, and, if so, the terms and amount of such sinking fund;

(vii)        the rights of the shares of such series in the event of voluntary or involuntary dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

(viii)     any other powers, preferences, rights, qualifications, limitations, and restrictions of such series.

(c)                                  Common Stock. Except as otherwise provided in this Amended and Restated Certificate of Incorporation (including any certificate of designation with respect to any series of Preferred Stock) or by applicable law, the voting, dividend and liquidation rights of the holders of Common Stock are as follows:

(i)                  Voting Rights. Each record holder of Common Stock shall be entitled at any annual or special meeting of stockholders, including action by written consent, with respect to each share of Common Stock held by such holder as of the applicable record date, to one (1) vote per share in person or by proxy on all matters submitted to a vote of the stockholders of the Corporation. There shall be no cumulative voting.

(ii)               Dividends and Distributions. Subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions in cash, property or shares of stock of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.

(iii)            Liquidation Rights. In the event of any dissolution, liquidation or winding-up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation and subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, the remaining assets and funds of the Corporation, if any, shall be divided among and paid ratably to the holders of Common Stock in proportion to the number of shares held by them.

(iv)           Preemptive Rights. The holders of Common Stock shall have no preemptive right to subscribe for any shares of any class or series of capital stock of the Corporation whether now or hereafter authorized.

ARTICLE V

CORPORATE GOVERNANCE

The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders.

Section 5.1                   Management of Corporation. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

Section 5.2                   Bylaws. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is expressly authorized to make, alter, amend and repeal the Bylaws of the Corporation.

Section 5.3                   Directors. The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the Bylaws of the Corporation. Unless and except to the extent that the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

ARTICLE VI

LIMITATION ON DIRECTOR LIABILITY

No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law, as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such amendment, modification or repeal.

ARTICLE VII

INDEMNIFICATION OF DIRECTORS AND OFFICERS

To the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, the Corporation shall indemnify and hold harmless, and advance expenses to any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans maintained or sponsored by the Corporation (a “Covered Person”), against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except as otherwise provided in the Bylaws (as the same may provide from time to time), the Corporation shall be required to indemnify a Covered Person in connection with a proceeding (or a part thereof) commenced by such Covered Person only if the commencement of such proceeding (or part thereof) by the Covered Person was authorized by the Bylaws, in any written agreement with the Corporation, or in the specific case by the Board of Directors; provided, however, that if a claim for indemnification (following the final disposition of an action, suit or proceeding) or advancement of expenses is not paid in full within thirty (30) days after a written demand therefor by the Covered Person has been received by the Corporation, the Covered Person may file suit to recover the unpaid amount of such claim, and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. Nothing contained in this Article VII shall affect any rights to indemnification or advancement of expenses to which directors, officers, employees or agents of the Corporation otherwise may be entitled under the Bylaws, any written agreement with the Corporation or otherwise. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article VII with respect to the indemnification and advancement of expenses of directors and officers of the Corporation. Any amendment, modification or repeal of this Article VII shall not adversely affect any right or protection of a Covered Person existing at the time of, or increase the liability of any Covered Person with respect to any acts or omissions of such Covered Person occurring prior to, such amendment, modification or repeal.

ARTICLE VIII

SECTION 203 OF THE GENERAL CORPORATION LAW

The Corporation shall not be governed by Section 203 of the General Corporation Law (“Section 203”), and the restrictions contained in Section 203 shall not apply to the Corporation.

ARTICLE IX

AMENDMENTS

The Corporation reserves the right to amend, alter, change, waive or repeal any provision of this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by the laws of the State of Delaware and this Amended and Restated Certificate of Incorporation, and all rights, preferences and privileges conferred on stockholders, directors, officers, employees, agents and other persons in this Amended and Restated Certificate of Incorporation, if any, are granted subject to this reservation.

4.                                       This Amended and Restated Certificate has been duly adopted by the Board of Directors of the Corporation and consented to in writing and authorized by the holders of a majority of the issued and outstanding stock entitled to vote in accordance with the provisions of Section 228 of the General Corporation Law.

5.                                       This Amended and Restated Certificate of Incorporation was duly adopted in accordance with the applicable provisions of Sections 242 and 245 of the General Corporation Law.

IN WITNESS WHEREOF, Reliant Pharmaceuticals, Inc. has caused this Amended and Restated Certificate of Incorporation to be executed by the following authorized officer of said corporation this        day of               , 2007.

RELIANT PHARMACEUTICALS, INC.,
a Delaware corporation

By:
Name:
Title: